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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

             Date of Event Requiring Report: as of November 22, 2002

                     FIRST INDIA DIVERSIFIED HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


         New York               000-29193                06-1551283
(State of Incorporation)(Commission File Number)(IRS Employer Identification #)



                  400 Grove Street, Glen Rock, New Jersey 07452
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                 (201) 445-7399
                    ----------------------------------------
              (Registrant's telephone number, including area code)






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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

Effective as of November 22, 2002, the Stock Purchase Agreement dated as of May 10, 2001, was terminated due to the failure of the purchaser to complete the terms of the Agreement. Accordingly, the control shares of the Registrant were returned to Hillyard & Cleef Holdings, Limited. Thereafter, the rights to the control block of stock was assigned to VirtuCon, Inc., a New York corporation. Voting the 51,000,000 shares of the Registrant, approximately 84% of the issued and outstanding shares entitled to vote, the following persons were elected to the offices indicated.


Name                       Age              Position(s) Held
-------------------------------------------------------------
Simon Thurlow              38          President and Director
Roger Fidler               52          Secretary and Director

Simon Thurlow, President and Director
Mr. Thurlow has been the President and a Director of the Registrant since November2002. He has been employed as a part time law clerk for Mr. Fidler since 2001. From 1999 to 2001 Mr. Thurlow was the President of LHW Equities, Inc., a boutique investment banking concern. From 1998 to 1999, he was a vice president of ThurCon Capital Corporation, Inc., a boutique investment banking concern. From 1995 to 1998 he was a registered representative with Bernard Richards Securities, Inc. specializing in bankrupt and distressed companies.

Roger Fidler, Secretary and Director
Mr. Fidler has been the Secretary and a Director of the Registrant since November 2002. He has been an attorney in private practice since 1983 primarily practicing corporate and securities law. He obtained his bachelor's of science degree from Dickinson College in Carlisle, Pennsylvania in 1972, a Master's in Science degree from the University of Illinois at Champaign-Urbana, Illinois, in 1974 and his J.D. from the University of South Carolina, Columbia, South Carolina, in 1977. He has served on the boards of directors of several public and numerous private companies, including D-Lanz Development Group, Inc., PPA Technologies, Inc., Amzac Resources, Inc. and Leonard Swindbourne Acquisition Co., Ltd.



ITEM 5.          OTHER EVENTS

         The Company has relocated its Office to the office of Roger Fidler, Esq., the Secretary of the Registrant, located at 400 Grove Street, Glen Rock, New Jersey 07452. The phone number is (201) 445-7399. The space occupied is sufficient for the current needs of the Registrant. The Registrant is not charged rent currently.



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EXHIBITS

N/A


SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

         By: /s/ Simon Thurlow
         ---------------------------------
         Simon Thurlow
         President

Date:             February 14, 2003


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